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                                  EXHIBIT 99.1


 CONTACT:
 Jerry Wong
 POET Holdings, Inc.
 (650) 577-2500
 jwong@poet.com


   POET HOLDINGS, INC. ANNOUNCES RECORD THIRD QUARTER REVENUES OF $3.3 MILLION


SAN MATEO, CALIF. -- OCTOBER 19, 2000 -- POET Holdings, Inc. (Neuer Markt: POXA) announced today record revenues for the third quarter of fiscal 2000 of $3.3 million, an increase of $506,000, or 18%, from revenues for the quarter ended September 30, 1999. The net loss for the quarter ended September 30, 2000 was $2.5 million, or $0.24 per share, based on weighted average shares outstanding of 10,691,000 shares, compared to a net loss of $1.9 million, or $0.29 per share, based on pro-forma weighted average shares outstanding of 6,639,000 shares, for the quarter ended September 30, 1999. Revenues from the sale of products for the quarter ended September 30, 2000 increased $487,000, or 23%, from the quarter ended September 30, 1999. As planned, the Company's contract with Novell, Inc. was fulfilled and all revenues attributable to Novell, Inc. were recognized completely as of September 30, 1999. Excluding product revenues attributable from Novell, Inc., product revenues for the quarter ended September 30, 2000 increased $1,202,000, or 88% from the same period in 1999.

Product license revenues attributable to POET's strategic Business-to-Business product line, the electronic Catalog Suite (eCS), reached approximately $1.0 million, representing approximately 133% growth compared to the quarter ended June 30, 2000. Product license revenues attributable to POET's object database product line, the Object Server Suite (OSS), were approximately $1.4 million, representing approximately 7% growth compared to the quarter ended June 30, 2000. The Company closed a total of 15 new eCS accounts during the quarter, of which nine were end users and six were system integrators. The results for the quarter ended September 30, 2000 for POET eCS appear to represent further evidence of the market acceptance for the eCS product line. Total consulting and training revenues decreased from $375,000 for the quarter ended September 30, 1999 to $280,000 for the quarter ended September 30, 2000 due primarily to one significant consulting engagement in the quarter ended September 30, 1999 not repeated in the quarter ended September 30, 2000.

Total operating expenses for the quarter ended September 30, 2000 were $5.8 million compared to $3.3 million for the same period in 1999. Total operating expenses increased primarily due to increased sales and marketing expenses, which in turn were primarily due to increased headcount and new marketing programs. Research and development expenses increased primarily due to increased headcount in the research and development group, and general and administrative expenses increased primarily due to non-recurring corporate development activities and an increase in bad debt expense.

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"We are very pleased with the record results of the third quarter and, in particular, with the increased demand of our B2B eCS product line that resulted in eCS revenue growth of 133% in the third quarter compared to the second quarter," said Dirk Bartels, president and CEO of POET Holdings, Inc. "Closing fifteen new eCS accounts in the third quarter is a tremendous success. In addition, POET launched the service provider edition of eCS in the third quarter, which allows companies to offer a hosted B2B catalog and content service, thereby creating opportunities for potential future revenue streams based upon a revenue sharing business model with these service providers."

About POET Holdings, Inc.

POET Holdings, Inc. offers solutions for the data management and emerging B2B eCommerce markets. POET eCatalog Suite (eCS) is a self-service application allowing supplier organizations and Net Marketplaces to efficiently create, manage and distribute customized catalog data over the Internet. The Company's award-winning object database solution, Object Server Suite (OSS) is embedded in various next-generation packaged applications and smart devices. POET Holdings, Inc. is headquartered in San Mateo, Calif., with offices throughout the US and Western Europe. POET Holdings, Inc. is publicly traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information visit www.poet.com or call 650-577-2500.

                                      ###

This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for POET Holdings, Inc. products and services, and other risks identified in POET Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, POET Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. POET Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in POET Holdings, Inc. Form 10-K filed with the United States Securities and Exchange Commission.



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                               POET Holdings, Inc.
                 Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                  September 30,     December 31,
                                                       2000            1999
                                                  -------------     ------------
Assets
Current assets:
    Cash and equivalents                             $ 18,695        $ 35,039
    Short term investments                             15,630           9,311
    Accounts receivable, net                            2,807           2,125
    Inventories and other current assets                2,959             320
                                                     --------        --------
        Total current assets                           40,091          46,795
Property and equipment, net                             1,238             581
Other assets                                              221             224
                                                     --------        --------
Total assets                                         $ 41,550        $ 47,600
                                                     ========        ========

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts Payable                                 $  1,302        $    933
    Accrued Liabilities                                 2,179           2,149
    Deferred Revenue                                    1,083             845
    Current Portion of Debt                               234             283
                                                     --------        --------
        Total current liabilities                       4,798           4,210
                                                     --------        --------
Long Term Obligation                                      145             326

Stockholders' equity:
    Common Stock                                           11              11
    Additional Paid in Capital                         65,799          65,582
    Deferred Stock Compensation                          (435)           (927)
    Retained Earnings                                 (29,141)        (22,058)
    Accumulated other comprehensive income                373             456
                                                     --------        --------
        Total stockholders' equity                     36,607          43,064
                                                     --------        --------
Total liabilities and stockholders' equity           $ 41,550        $ 47,600
                                                     ========        ========

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                               POET Holdings, Inc.
            Unaudited Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)


                                                       Three Months Ended,            Nine Months Ended,
                                                          September 30,                  September 30,
                                                       2000           1999           2000           1999
                                                     --------       --------       --------       --------
Revenues:
    Product                                          $  2,568       $  2,081       $  6,566       $  5,555
    Consulting and Training                               280            375            916          1,213
    Support and Maintenance                               445            331          1,244            935
                                                     -----------------------------------------------------
Total Revenues:                                         3,293          2,787          8,726          7,703

Cost of Revenues
    Products                                               86             63            262            170
    Consulting and training                               250            269            789            799
    Support and maintenance                               335            254            906            768
                                                     -----------------------------------------------------
    Total cost of revenues                                671            586          1,957          1,737
                                                     -----------------------------------------------------
Gross profit                                            2,622          2,201          6,769          5,966
                                                     -----------------------------------------------------
Operating Expenses:

    Selling and marketing                               3,393          1,827          9,297          5,300
    Research and development                            1,231            727          3,420          2,353
    General and administrative                          1,081            547          2,608          1,345
    Amortization of deferred stock compensation            92            210            362            439
                                                     -----------------------------------------------------
    Total operating expenses                            5,797          3,311         15,687          9,437
                                                     -----------------------------------------------------
Operating loss                                         (3,175)        (1,110)        (8,918)        (3,471)
                                                     -----------------------------------------------------
Other income (expense):
    Interest Expense                                       (8)          (887)           (29)        (1,079)
    Interest Income and Other, net                        640             74          1,909            244
                                                     -----------------------------------------------------
    Total other income (expense), net                     632           (813)         1,880           (835)
                                                     -----------------------------------------------------
Loss before income taxes                               (2,543)        (1,923)        (7,038)        (4,306)
Income taxes                                               (5)            (1)           (46)             8
                                                     -----------------------------------------------------
Net Loss                                             $ (2,548)      $ (1,924)      $ (7,084)      $ (4,298)
                                                     =====================================================

Basic and diluted net loss per share                 $  (0.24)      $  (1.16)      $  (0.67)      $  (2.71)
Shares used in computing basic and diluted
net loss per share                                     10,691          1,657         10,623          1,589

Pro forma basic and diluted net loss per share                      $  (0.29)                     $  (0.66)
Shares used in computing pro forma basic and
diluted net loss per share                                             6,639                         6,540